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                                                                       Exhibit 4

                     SECOND AMENDMENT TO SEVERANCE AGREEMENT

            THIS SECOND AMENDMENT TO SEVERANCE AGREEMENT ("Second Amendment") dated as of the __ day of ________, 1997, is made and entered into by and between New York State Electric & Gas Corporation, a New York corporation (the "Company") and ______________________ ("Executive") amending certain provisions of the Severance Agreement, dated as of , as amended ("Severance Agreement") by and between the Company and Executive.

            WHEREAS, the Company has, effective January 1, 1997, amended its Annual Executive Incentive Plan and the parties hereto wish to amend the Severance Agreement to reflect the amended Annual Executive Incentive Plan and any successor executive incentive compensation plans adopted by the Company; and

            WHEREAS, the Company and Executive have entered into an Employee Invention and Confidentiality Agreement dated ____________, 1997 and the parties hereto wish to amend the Severance Agreement to reflect and incorporate certain terms of that agreement into the Severance Agreement.

            NOW, THEREFORE, the parties hereto agree as follows:

                  1. Section 4 of the Severance Agreement is hereby amended by denominating the existing paragraph as Section 4.1 and by adding a new Section 4.2 which reads in its entirety as follows:

                      4.2 The Executive agrees to comply with the provisions of
                  Sections 2, 3, 4, 5, 6, 7, 8, and 9 of the Employee Invention and Confidentiality Agreement in consideration for the rights and benefits set forth in this Agreement; these Sections of the Employee Invention and Confidentiality Agreement, along with definitions of defined terms used in such Sections, are incorporated into this Agreement by reference.

                  2. Section 6.1 (A)(ii) of the Severance Agreement is hereby amended to read in its entirety as
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            follows:

                  (ii) the higher of (x) the amount paid to the Executive pursuant to the Company's Annual Executive Incentive Compensation Plan, Annual Executive Incentive Plan, or any successor annual executive incentive compensation plan, as the case may be, in the fiscal year preceding that in which the Date of Termination occurs, or (y) the average amount so paid in the three fiscal years preceding that in which the Change in Control occurs.

                  3. Section 6.1 (B) of the Severance Agreement is hereby amended to read in its entirety as follows:

                  (B) Notwithstanding any provision of the Company's Annual Executive Incentive Plan or successor annual executive incentive compensation plan (but provided that there shall be no duplication of the benefits under such plans), the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year preceding the Date of Termination under the Annual Executive Incentive Plan, or any successor annual executive incentive compensation plan, as the case may be, but has not yet been either (x) paid (pursuant to Section 5.2 hereof or otherwise) or (y) deferred pursuant to the Deferred Compensation Plan for Salaried Employees, and (ii) a pro rata portion to the Date of Termination of the aggregate value of any contingent incentive compensation award to the Executive for any uncompleted fiscal year under the Annual Executive Incentive Plan, or any successor annual executive incentive compensation plan, calculated as to
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                  each such award in accordance with Article XI (A) (iii) of the
                  Annual Executive Incentive Plan or any comparable provision in any successor annual executive incentive compensation plan;

                  4. Section 14 of the Severance Agreement is hereby amended by
            A) denominating the existing paragraph as Section 14.1; B) amending the first two sentences of the existing paragraph to read as follows: "Subject to Section 14.2, all claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Subject to Section 14.2, any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon."; and C) adding a new Section 14.2 which reads in its entirety as follows:

                     14.2 Section 14.1 and anything herein to the contrary
                  notwithstanding, the Executive agrees that any breach or violation of Sections 2, 3, 4, 5, 6, 7, 8, and/or 9 of the Employee Invention and Confidentiality Agreement will result in immediate and irreparable injury to the Company in amounts difficult to ascertain. Therefore, upon any breach of any of these Sections by the Executive, the Company shall be entitled to proceed directly to court to obtain the remedies of specific performance and injunctive relief (including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions) without the necessity of posting a bond or other undertaking, or otherwise first using the dispute resolution and/or arbitration procedures set forth in Section 14.1 above.

                  5. Section 15 of the Severance Agreement is hereby amended by adding a new paragraph (U) which reads in its entirety as follows:
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                      (U) "Employee Invention and Confidentiality Agreement"
                  means the Employee Invention and Confidentiality Agreement between the Company and the Executive attached hereto as "Appendix A."

                  6. Except as expressly modified hereby, the terms and
            provisions of the Severance Agreement remain in full force and effect.

            IN WITNESS WHEREOF, the parties have caused this Second Amendment to be duly executed and delivered as of the date first above written.

NEW YORK STATE ELECTRIC
  & GAS CORPORATION


By:
   -----------------------------              -----------------------------
   Name:                                          [Name of Executive]
   Title: